UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2010

TOP FLIGHT GAMEBIRDS, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-152286	20-8767223
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25/F New World Center, No. 6009 Yitian Road, Futian District, Shenzhen, PRC	518026
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 86-755-83230226

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01	Changes in Control of Registrant.
Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On August 6, 2010, our sole director and officer, Rhonda Heskettentered into share purchase agreement with Mei Li Tsai pursuant to which she sold 19,094,000 of her shares of common stock to Mei Li Tsai.  Mei Li Tsai has become our largest shareholder of approximately 78.9% of our total issued and outstanding shares.

Also on August 6, 2010, our board of directors approved the appointment of Yunlu Yin as our new Chief Executive Officer and sole director, An Fu as our new Chief Financial Officer and Dan Li as our new Secretary while accepting the resignation of Rhonda Heskett as director, President, Chief Executive Officer, and Chief Financial Officer of the Company with effect from the same day.  As a result of the foregoing, there was a change in control of the Company on August 6, 2010.

Yunlu Yin,  age 43, has served as Chief Executive Officer of Biopharm Asia, Inc. from May 7, 2009 to April 26, 2010. He also served as Chief Executive Officer of Huachen International Group Limited Company, general manager of Guangzhou Zhonghui Pharmaceutical Limited Company and general manager of Guangzhou Zhongshun Medicine Research Limited Company since 2006.From 2003 to 2006, Mr. Yin served as general manager of Jilin Province Changchun Hongli Pharmaceutical Limited Company, general manager of Jilin Province Changchun Zhongbo Medicine Marketing Planning Limited Company, general manager of China Academy of Traditional Chinese Medicine Research Institute Scientific and Technological Cooperation Center Tumor Expert Long-Distance Diagnosing and Treating Center, assistant director of World Chinese Medicine and Pharmaceutical Society Information Network Center and general manager of World Chinese Medicine and Pharmaceutical Society Tumor Expert Electronic Service System. From 2001 to 2003, Mr. Yin served as general manager of Jilin Province Changchun People's Pharmaceutical Limited Company and deputy general manager of Jilin Province Canye Group Guoli Pharmaceutical Limited Company.

An Fu, age 35, is a founding partner of eVisions Consulting, LLC, a U.S. based consulting firm that he founded in November 2009. Previously, he served as an auditor at the Davis Accounting Group P.C. in Cedar City, Utah from November 2007 to May 2010. Mr. Fu also worked as an engineer and a manager for China Financial Data Networks CO., Beijing, from 1998 to 2005. He received a Bachelor’s degree in Accounting from the Southern Utah University in U.S.A. in 2007 and a Master of Accountancy from the Southern Utah University in 2008.

Dan Li, age 40, worked as assistant to President in BioPharm Asia Inc. from May 2009 to November 2009.From June 2007 to May 2009, Mr. Li was the assistant director ofChina-America Capital Holdings. From December 2006 to June 2007, he worked as an independent financial and strategy advisor for a China beef project for US StoneyPointAgriCorp. From March 2005 to December 2006, he was a senior project manager in US Kotler Consulting Group (Shenzhen). From January 2004 to February 2005, he was the senior investment manager of Shenzhen Small & Medium Enterprise Venture Capital Company and a senior investment manager in Guangzhou Hongde Investment Company in Shenzhen. From June 2001 to January 2003, he was a senior investment manager of China S&T Cash Capital Limited in Shenzhen. From January 2001 to May 2001, Mr. Li was a project manager in Locux Company in Helsinki of Finland. From August 1994 to May 1997, he was a sales manager of Hunan Leader International Trade Company in Hunan province. Mr. Li received his Master in Business Administration in Finance from the Helsinki School of Economics and Business Administration in October 2000. He received his Bachelor degree in Facility Management from Hanzegeschool of the Netherlands in August 1998.

On August 6, 2010, we entered into an employment agreement with each of Yunlu Yin, An Fu and Dan Li.  Under their respective agreements, Yunlu Yin is employed as our new Chief Executive Officer for a term of three years and a monthly salary of $6,000,  An Fu is employed as our Chief Financial Officer for a term of three years and a monthly salary of $5,000 and Dan Li is employed as our secretary at a monthly salary of $2,500 for a term of three years.Pursuant to these agreements, we may terminate each officer’s employment for cause at any time and with thirty days’ notice without cause. Conversely, each officer may terminate his employment with us with no less than 90 days’ written notice.   The officers serve as the pleasure of the board.

Yunlu Yin serves as our sole director and chairman until the earlier of his resignation, dismissal, death or when his successor is duly elected and qualified and does not receive any additional compensation as our director.

There is no family relationship between any of our officers and director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOP FLIGHT GAMEBIRDS, INC.

Date: August 6, 2010

/s/ Yunlu Yin
Name:Yunlu Yin
Title: Chief Executive Officer